August 31, 2014

Dear Summit Healthcare REIT, Inc. Shareholder:

We are providing you with an update of the recent activities of Summit Healthcare REIT, Inc. (the “REIT” or the “Company”) and have enclosed a statement of your account as of June 30, 2014. Our current real estate portfolio consists of investments in twelve properties. The Portfolio Summary in Exhibit A contains highlights of these investments. No new investments were made during the second quarter of 2014.

Second Quarter 2014 Report

On August 14, 2014, we filed our quarterly report on Form 10-Q for the period ended June 30, 2014. Revenue generated by our healthcare properties in the second quarter of 2014 was $3.3 million compared to $1.5 million in the comparable period of 2013 due to the acquisition of five properties in the second half of 2013. Total expenses increased over these same periods by $1.8 million, primarily due to the acquisition of five properties in the second half of 2013 and the startup costs associated with setting up the taxable REIT subsidiary to be the licensed operator of the Friendswood, Texas facility. General and administrative costs increased from $0.8 million in the second quarter of 2013 to $1.1 million in the second quarter of 2014. Cash used in operations was $1.5 million in the six months ended June 30, 2014, compared to $1.2 million for the comparable period of 2013.  While we incurred several non-recurring expenses (cost of becoming self-managed and costs to defend against the litigation described below), we are encouraged by the trajectory of our operating results.

We suggest that you review the complete quarterly report on Form 10-Q filed for the period ended June 30, 2014; please visit our website as follows: 1) Go to www.SummitHealthcareREIT.com, 2) Open the drop-down menu under the “Investors” tab at the top, 3) Click on “SEC Filings,” and 4) Click on “10-Q 06/30/2014.”

Self-Management Transition Update

The transition to self-management continues, and the Company has continued to conduct its business operations during this process. We continue to vigorously defend the lawsuit filed by the REIT’s previous advisor, CRA, and their affiliate, CVI, (the “Plaintiffs”) against the REIT, our directors, and certain officers. We have filed a counterclaim against the Plaintiffs and continue to incur interim costs of defense during this process. In the second quarter of 2014, the Plaintiffs attempted to obtain injunctive relief, which was quickly and thoroughly rejected by the judge overseeing the case. We continue to believe that all Plaintiff claims are without merit. We will keep you updated as the case progresses.

Friendship Haven Healthcare and Rehabilitation Center

As we previously communicated, the REIT, through a wholly-owned taxable REIT subsidiary, became the licensed operator of Friendship Haven Healthcare and Rehabilitation Center on May 1, 2014, after we terminated the lease agreement with the former tenant of the facility due to the former tenant’s failure to make rent payments. We also mentioned that renovations would be made to the facility in order to enhance the facility and its appeal to prospective residents. These renovations have commenced and are expected to be completed in the beginning of October 2014. The renovations include refurbishments to re-open a closed facility wing, upgrades to the nurses station, improvements to bathing rooms, and installation of new flooring, paint, and texture. We will seek to execute a long-term lease agreement with a financially stable replacement tenant following renovation completion.

HUD Refinancing

The process to refinance our facilities with the U.S. Department of Housing and Urban Development, or HUD, remains on schedule. We expect to close financing on our Sheridan Care Center, Fern Hill Care Center, and Farmington Square facilities prior to the end of the third quarter of 2014 and on our Aledo, Shelby House, Danby House, Hamlet House, and Carteret House facilities prior to the end of the fourth quarter of 2014. Once the new financing is secured, the bulk of our facilities will be locked into 30-year fixed-rate mortgages, offering the REIT the benefits of long-term stability and lower-rate financing. Furthermore, long-term fixed-rate financing will give us a better ability to forecast cash flow for the purpose of planning future acquisitions and possible shareholder distributions.

2 South Pointe Drive, Suite 100 • Lake Forest, California 92630 • Toll-Free (800) 978-8136 • Local (949) 535-2022
www.SummitHealthcareReit.com

Repositioning Strategy Update

We continue to move forward with Phase II of our Repositioning Strategy– the redeployment of capital received from the sales of our industrial properties into healthcare facilities. We have entered into a purchase agreement for the acquisition of two skilled nursing facilities located in Southern Colorado for approximately $8 million. We anticipate the acquisition will occur by the end of the third quarter of 2014. We have also negotiated lease agreements for the operation of these facilities to commence upon the closing of the acquisitions. The selected tenant for these two facilities has an existing relationship with the REIT, leasing several of our other facilities.

Additionally, we have entered into a purchase agreement for a facility in Oregon. We are currently conducting our due diligence analysis, and if the transaction progresses as anticipated, it could close in October 2014. We look forward to providing additional details on this facility in our upcoming communications.

New Chief Financial Officer

Effective September 1, 2014, we are promoting Elizabeth Pagliarini to Chief Financial Officer and she will assume all duties previously held by Dominic Petrucci, who served as Interim Chief Financial Officer over the last several quarters. Ms. Pagliarini joined the REIT in 2014 and has served the Company as Controller. She is a seasoned financial executive with deep experience in financial services and investment banking. She has held leadership positions, including chief executive officer, president, chief financial officer, and chief compliance officer at several firms, for more than 20 years. Ms. Pagliarini has been integrally involved in the accounting and reporting segments of the Company since joining the REIT and has been instrumental in updating our policies and procedures during our transition to self-management over the last several months.

Information Update and Electronic Delivery

It is important that we maintain current record of your contact information in order to provide you with timely updates regarding your investment in the REIT. Please help us confirm that our record of your account information is accurate by carefully reviewing the enclosed account statement. If any addresses, phone numbers, or email addresses have changed, please fill out the form on the lower portion of the statement and return it to us per the instructions at the bottom.

If you received this letter by regular mail, we ask you to consider consenting to electronic delivery of information. By allowing us to send you information regarding your investment in the REIT through email rather than regular mail, you help to increase the value of your investment in the REIT by reducing printing and postage costs. Additionally, with electronic delivery, you receive information on a more timely basis and help our efforts of environmental conservation. To consent to electronic delivery, you may use the form provided on the lower portion of the enclosed account statement.

Thank you for your continued support. We look forward to providing additional updates after the end of the third quarter of 2014. If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

Dominic J. Petrucci

Interim Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2014 and quarterly reports for the periods ended March 31, 2014, and June 30, 2014. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

EXHIBIT A

Summit Healthcare REIT, Inc. – Portfolio Summary

As of June 30, 2014

Healthcare Portfolio1

PROPERTY	LOCATION	ACQUISITION DATE	OWNERSHIP PERCENTAGE	NET BOOK VALUE[2] (in millions)	NUMBER OF BEDS	CURRENT DEBT (in millions)
Joint Venture Portfolio[3]
Sheridan Care Center	Sheridan, OR	Aug-12	89.0%	$3.8	51	$2.8
Fern Hill Care Center	Portland, OR	Aug-12	89.0%	$4.2	51	$3.0
Farmington Square	Medford, OR	Sept-12	89.0%	$8.0	71	$5.7
Friendship Haven Healthcare and Rehabilitation Center	Galveston County, TX	Sept-12	89.0%	$13.9	150	$10.5
Pacific Health & Rehabilitation Center	Tigard, OR	Dec-12	89.0%	$7.7	78	$6.1
Danby House	Winston-Salem, NC	Jan-13	95.0%	$9.3	99	$7.2
Brookstone of Aledo[4]	Aledo, IL	Jul-13	100%	$8.4	66	$5.9
North Carolina Facilities
Carteret House	Newport, NC	Oct-13	100%	$4.1	64	$3.2
Hamlet House	Hamlet, NC	Oct-13	100%	$6.3	60	$4.8
Shelby House	Shelby, NC	Oct-13	100%	$4.3	72	$3.4
Sundial Assisted Living[5]	Redding, CA	Dec-13	100%	$3.6	65	-
Healthcare Portfolio Total				$73.6 million	827	$52.6 million

Legacy Portfolio6

PROPERTY	LOCATION	ACQUISITION DATE	OWNERSHIP PERCENTAGE	NET BOOK VALUE[1] (in millions)	NUMBER OF BEDS	CURRENT DEBT (in millions)
Sherburne Commons	Nantucket, MA	Dec-09	N/A	$3.8	60	-
Legacy Portfolio Total			N/A	$3.8 million	60	-

1Each of the properties in our healthcare portfolio is leased to a single tenant/operator under a triple net lease with the exception of Friendship Haven Healthcare and Rehabilitation Center, where the lease with the operator was terminated on March 17, 2014. We became the licensed operator of the facility on May 1, 2014, through a wholly-owned taxable REIT subsidiary.

2Net book value is not a fair market value for such properties, which could be more or less than what is listed. The net book value listed represents 100% of each property.

3Summit Healthcare REIT, Inc. holds a majority interest in each of the properties within the joint venture portfolio portion of the healthcare portfolio owned through a joint venture entity. The net book value listed represents 100% of each property. The net book value of the REIT’s ownership interest in the joint venture portfolio is $42.3 million.

4 Formerly known as Heritage Woods of Aledo.

5 Formerly known as Redding Assisted Living.

6The remaining property in our Legacy Portfolio is currently being marketed for sale. We have commenced legal proceedings to officially foreclose on this property as it was initially a loan made by the Company, and by virtue of the borrower’s default, it became an asset of the Company.